EXHIBIT 4.11


THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD UNLESS (i) A REGISTRATION STATEMENT UNDER SUCH ACT IS THEN IN EFFECT WITH RESPECT THERETO,
(ii) A WRITTEN OPINION REASONABLY SATISFACTORY TO THE ISSUER FROM COUNSEL FOR THE ISSUER OR OTHER COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED OR (iii) A "NO-ACTION" LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION.



                                          SERIES A CONVERTIBLE SUBORDINATED NOTE



$________                                                   As of April 8, 1998



                  FOR VALUE RECEIVED, GLOBAL TELECOMMUNICATION SOLUTIONS, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of _______________ ("Payee"), in legal and lawful money of the United States of America, the aggregate sum of __________________________________ ($_________)
with interest thereon according to the terms hereof. The principal amount hereof, and all accrued and unpaid interest hereon, shall be paid in full to Payee on the earlier to occur of (i) January 15, 1999 or (ii) the date of the closing ("Closing Date") by Maker of an equity financing transaction with aggregate gross proceeds of $4,000,000 (the "Qualified Private Placement").

                  Section 1. Note Agreement. This Note is one of the Series A Convertible Subordinated Notes (collectively, the "Notes") of Maker in the aggregate principal amount of $1,250,000 issued pursuant to the Note and Warrant Purchase Agreement dated of even date herewith among Maker, Payee, Pennsylvania Merchant Group ("PMG") and certain other investors (the "Note Agreement").

                  Section 2. Interest. Interest shall accrue on the outstanding principal hereof at an annual rate of ten percent (10%). Subject to the terms and conditions hereof, accrued interest shall be payable semi-annually on the fifteenth day of each July and January, beginning July 15, 1998.

                  Section 3. Manner of Payments. Upon 15 days prior written notice to Payee, Maker shall be entitled to prepay this Note in whole or in part at any time and from time to time without penalty or premium. Any prepayment on this Note shall first be applied to unpaid accrued interest hereon, and the balance of such prepayment shall then be applied to the unpaid principal on this Note.

                  Section 4. Place of Payment. All payments due to Payee hereunder shall be paid to Payee at the following address on or before the due date of such payment as provided herein: c/o Pennsylvania Merchant Group, Four Falls Corporate Center, West Conshohocken, Pennsylvania 19428, or to such other address of which Payee shall give written notice to Maker.

                  Section 5. Conversion. Subject to and upon compliance with the provisions hereof, the holder of this Note shall have the right, at any time and from time to time, to convert all or any portion of the principal amount hereof (in denominations of $1,000 or multiples thereof) into shares of Common Stock of Maker determined by dividing the unpaid principal amount of this Note by the lesser



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of: (i) $7.00 or (ii) the per share purchase price being paid by the purchasers in the Qualified Private Placement (the "Conversion Price"). In order to exercise such conversion privilege, the holder hereof shall surrender this Note to Maker at its principal office accompanied by a written statement (the "Conversion Notice") designating the portion of the unpaid principal amount of this Note to be converted (in denominations of $100,000 or multiples thereof) and stating the name and address of the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be registered. As promptly as practicable (but in any event within 15 business days) after the receipt of such Conversion Notice and surrender of this Note as aforesaid, Maker shall issue and deliver to the holder, issued in the name of such holder or such other person or persons as such holder may request, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note (or specified portion thereof). Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the last full business day immediately preceding the date on which such Conversion Notice shall have been received by Maker and this Note shall have been surrendered as aforesaid, and at such time the rights of the holder of this Note (or specified portion thereof) as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Notwithstanding the foregoing, the entire outstanding principal balance of this Note and all unpaid accrued interest on the outstanding principal balance of this Note shall be automatically converted into shares of Common Stock of Maker on the Closing Date at the Conversion Price without any further action on the part of the Payee. Upon the issuance of such shares, this Note shall be deemed paid in full and cancelled.

                  Section 6. Reservation of Shares. Maker hereby agrees that at all times there shall be reserved for issuance and/or delivery upon conversion of this Note such number of shares of its Common Stock as shall be required for issuance and/or delivery upon conversion of this Note.

                  Section 7. Fractional Shares. Maker shall not be required to issue certificates representing fractions of shares of Common Stock of Maker upon the conversion of the Notes, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock of Maker or other securities, properties or rights.

                  Section 8. Rights of Payee. Payee shall not, by virtue hereof, be entitled to any rights of a shareholder in Maker either at law or equity, and the rights of Payee are limited to those expressed in this Note or incorporated by reference herein and are not enforceable against Maker to the extent not set forth herein or incorporated by reference herein.

                  Section 9. Anti-Dilution Provisions. The Conversion Price of this Note and the number of shares of Common Stock issuable upon conversion of this Note are subject to adjustment to protect against dilution to the extent set forth in Article IV of the Note Agreement and said Article IV is incorporated by reference herein with the same force and effect as if fully set forth herein.

                  Section 10. Transfer to Comply With the Securities Act of 1933 (the "Act").

                  1. This Note or any security issued or issuable upon conversion of this Note may not be offered or sold except in conformity with the Act, as amended, and then only against receipt of an agreement of such person to whom such offer or sale is made to comply with the provisions of this Section 10 with respect to any resale or other disposition of such securities.

                  2. Maker may cause the following legend to be set forth on each Note and certificate representing any security issued or issuable upon conversion of this Note not theretofore distributed to the public pursuant to an




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effective registration statement under the Act, unless counsel for Maker is of the opinion as to any such certificate that an exemption from registration under the Act is available and that such legend is unnecessary.


                  "The securities represented by this note have not been registered under the Securities Act of 1993 and may not be transferred or sold unless (i) a registration statement under such act is then in effect with respect thereto, (ii) a written opinion reasonably satisfactory to the issuer from counsel for the issuer or other counsel for the holder reasonably acceptable to the issuer has been obtained to the effect that no such registration is required or (iii) a "no-action" letter or its then equivalent has been issued by the staff of the Securities and Exchange Commission."

                  3. Payee is entitled to piggyback registration rights in accordance with Article V of the Note Agreement.

                  Section 11. Subordination. This Note shall be subordinated in right of payment only to any of Maker's secured indebtedness outstanding on the date hereof or hereafter incurred and any of Maker's unsecured indebtedness outstanding on the date hereof, excluding any obligation of Maker to any trade creditor entered into in the ordinary course of business, and, in any such case, only in the event of: (i) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith relative to Maker or its creditors, as such, or its assets;
(ii) any liquidation, dissolution or other winding up of Maker or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Maker. Except as provided in this Section 11, this Note shall be senior to any other indebtedness incurred by Maker and any debt securities issued by Maker.

                  Section 12. Events of Default and Remedies. If any of the following events of default (individually, an "Event of Default") shall occur for any reason whatsoever (and whether it shall be voluntary or involuntary or occur or be affected by operation of law or otherwise):

                           A. Maker fails to make payment when due of any
principal or interest payable under this Note, and such failure continues for a period of 5 days after written notice that such payment is due and unpaid;

                           B. Maker defaults in the observance or performance of
any material agreement or condition under this Note or the Note Agreement (other than non-payment which shall be governed by Section 12.A. hereof), and such default continues for a period of 30 days after written notice of such default is given to Maker by Payee;

                           C. Any representation or warranty made by Maker in
the Note Agreement shall prove to have been false in any material respect on the date when made and such violation is not cured by Maker within 30 days after written notice is given to Maker by Payee;


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                           D. Maker shall default under any material agreement
for borrowed money which causes the other party thereto to accelerate such obligation which would result in the payment by GTS of a minimum of $100,000;

                           E. Maker shall (i) file, or consent by answer or
otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers of itself or of any substantial part of its property, (iv) be adjudicated insolvent or be liquidated or (v) take appropriate action for the purpose of any of the foregoing; or

                           F. A court or governmental authority of competent
jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Maker or any substantial amount of its properties, or if an order for relief with respect to Maker shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Maker, or if any petition for any such relief shall be filed against Maker, and such order or petition shall not be dismissed or stayed within 60 days after the date of such filing, then automatically upon the occurrence of such Event of Default the entire unpaid principal amount of, and the unpaid accrued interest on, this Note shall become immediately due and payable.

                  Section 13. Additional Remedies. If any Event of Default hereunder shall have occurred, Payee may proceed to protect and enforce its rights under this Note by exercising such remedies as are available to it in respect thereof under the terms of this Note or applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Note or in aid of the exercise of any power granted in this Note. No remedy is intended to be exclusive and each such remedy shall be cumulative.

                  Section 14. Amendments and Waivers. PMG and the holders of at least 80% of the outstanding principal balance of all notes issued pursuant to the Note Agreement may, by written instrument: (a) extend the time for the performance of any of the obligations or other acts of Maker, including without limitation, payment obligations; (b) waive compliance with any of the covenants of Maker contained herein and (c) waive Maker's performance of any of its obligations hereunder. Neither the failure of Payee nor any delay on the part of Payee to exercise any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise by Payee of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.

                  Section 15. Expenses. Upon the occurrence of an Event of Default hereunder, Maker shall reimburse Payee promptly for all reasonable counsel fees, costs and other expenses incurred by Payee in connection with the collection and/or enforcement of this Note.

                  Section 16. Payment Due on Holidays. If the principal of or interest on this Note falls due on a Saturday, Sunday or legal holiday at the place of payment, such payment shall be made on the next succeeding business day and such extended time shall be included in computing interest.

                  Section 17. Applicable Law. The construction, interpretation and enforcement of this Note shall be governed by the laws of the Commonwealth of Pennsylvania.


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                  Section 18. Severability. If any provision of this Note shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Note that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.


                  IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker has caused this Note to be executed and delivered by its proper and duly authorized officers as of the date first above written.

                                   GLOBAL TELECOMMUNICATION
                                   SOLUTIONS, INC.
Attest:


________________________           By:______________________________
David Tobin, Secretary                Randy Cherkas, President


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